EXHIBIT 10.8

EMPLOYMENT AGREEMENT

This agreement made and entered into this 3rd day of June, 2010 by and between Bacterin, Inc., of Belgrade, MT, hereinafter referred to as “employer”, and John P. Gandolfo, of Wayne, New Jersey, hereinafter refereed to as “employee”.
The parties recite that:
A.	Employer is engaged in the coating of medical devices and processing biologics and maintains business premises at 600 and 664 Cruiser Lane, Belgrade, MT 59714.
B.	Employee is willing to be employed by employer, and employer is willing to employ employee, on the terms and conditions hereinafter set forth.

For the reasons set forth above, and in consideration of the mutual covenants and promises of the parties hereto, employer and employee covenant and agree as follows:

AGREEMENT TO EMPLOY AND BE EMPLOYED

Employer hereby employs employee as the Chief Financial Officer at the above-mentioned premises, and the employee hereby accepts and agrees to such employment.

DESCRIPTION OF EMPLOYEE’S DUTIES

Subject to the supervision and pursuant to the orders, advice, and direction of employer, employee shall perform such duties as are customarily performed by one holding such position in other businesses or enterprises of the same or similar nature as that engaged in by the employer.  Employee shall additionally render such other and unrelated services and duties as may be assigned to him or her from time to time by employer.

MANNER OF PERFORMANCE OF EMPLOYEE’S DUTIES

Employee shall at all times faithfully, industriously, and to the best of his or her ability, experience, and talent, perform all duties that may be require of and from him or her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of employer.  Such duties shall be rendered in the New York Metropolitan area and at such other place or places as employer shall in good faith require or as the interests, needs, business, and opportunities of employer shall require or make advisable.

DURATION OF EMPLOYMENT

Full time employment shall commence on July 6, 2010; provided, however, that employee shall be available to Company on a part-time basis beginning June 4, 2010 and July 5, 2010 and shall be compensated for his time on an hourly basis, at an hourly rate of $140 per hour.  Voluntary termination is determined by the employer and/or employee, but is subject, however, to termination procedures as provided in Section 8 and 9 hereof and in the Employee Handbook.

COMPENSATION; REIMBURSEMENT

Employer shall pay employee and employee agrees to accept from employer, in full payment for employee’s services hereunder, base compensation of Two Hundred Ninety Thousand Dollars ($290,000) per year, payable bi-weekly.  Employee may also receive a bonus in the amount of 30% of his annual base compensation, if the following criteria are met:  half the bonus amount ($43,500) shall be payable if Employer’s annual revenue goal is met or exceeded and half the bonus amount ($43,500) shall be payable if Employer’s annual earnings goal is met or exceeded.

Employee shall also receive a grant of stock options subject to the Bacterin International, Inc. 2004 Stock Incentive Plan as outlined in  that certain Stock Option Agreement dated June 3, 2010, attached hereto as Exhibit A and incorporated herein by this reference.

If employee’s employment is terminated by the Company without “Cause,” Employee shall be entitled to receive his Base Salary for a period of six months, if the Employee has delivered to the Company a complete release of any claims against the Company and its directors, officers, Subsidiaries and Affiliates ( other than the severance payments described in this Section) in form and substance reasonably satisfactory to the Company and if Employee has not breached any section of this employment agreement.  The severance payments payable to the Employee pursuant to this paragraph will be paid biweekly through automatic deposits; provided that the initial payment of any severance hereunder shall begin on the eighth day after the Employee has signed the aforementioned release. For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving theft, dishonesty, disloyalty or fraud with respect to the Company or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Company which is not cured to the Company’s reasonable satisfaction within 30 days after written notice thereof to Employee, to the extent that such breach is capable of being cured, (iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or (v) any other material breach of this Agreement which is not cured to the Company’s reasonable satisfaction within 15 days after written notice thereof to Employee, to the extent that such breach is capable of being cured.

If Employee’s employment with the company is terminated by the Company in connection with a “Change of “Control” Employee shall be eligible to receive 12 months’ salary as severance, if the Employee has delivered to the Company a complete release of any claims against the Company and its directors, officers, Subsidiaries and Affiliates ( other than the severance payments described in this Section) in form and substance reasonably satisfactory to the Company and if Employee has not breached any section of this employment agreement.  The severance payments payable to the Employee pursuant to this paragraph will be paid biweekly through automatic deposits; provided that the initial payment of any severance hereunder shall begin on the eighth day after the Employee has signed the aforementioned release.  A “Change of Control” shall consist of either Guy Cook no longer serving as the Chief Executive Officer or a sale of all or substantially all of the assets of the Company.

INTELLECTUAL PROPERTY

The Company will be entitled to and will own all the results and proceeds of the Employee's services under this Agreement, including, without limitation, all rights throughout the world to any copyright, patent, trademark or other right and to all ideas, inventions, products, programs, procedures, formats and other materials of any kind created or developed or worked on by the Employee during his/her employment by the Company, and one year after termination, that pertains to Company business; the same shall be the sole and exclusive property of the Company; and the Employee will not have any right, title or interest of any nature or kind therein. Without limiting the foregoing, it will be presumed that any copyright, patent, trademark or other right and any idea, invention, product, program, procedure, format or material created, developed or worked on by the Employee at any time during the term of her employment will be a result or proceed of the Employee's services under this Agreement. The Employee will take such action and execute such documents as the Company may request to warrant and confirm the Company's title to and ownership of all such results and proceeds and to transfer and assign to the Company any rights which the Employee may have therein.

EMPLOYEE’S LOYALTY TO EMPLOYER’S INTERESTS

Employee shall devote all of his or her time, attention, knowledge, and skill solely and exclusively to the business and interests of employer, and employer shall be entitled to all benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice of employee.  Employee expressly agrees that during the term hereof he or she will not be interested, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, employee, or in any form or capacity, in any other business similar to employer’s business or any allied trade, except that nothing herein contained shall be deemed to prevent or limit the right of employee to invest any of his or her surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything herein contained by deemed to prevent employee from investing or limit employee’s right to invest his or her surplus funds in real estate.

NONDISCLOSURE OF INFORMATION CONCERNING BUSINESS

Employee will not at any time, in any fashion, form, or manner, either directly or indirectly divulge, disclose, or communicate to any person, firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of employer, including, without limitation, the names of any of it’s customers, the prices it obtains or has obtained, or at which it sells or has sold its products, or any other information concerning the business of employer, its manner of operation, or its plans, processes, or other date of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important.  The parties hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of employer, and its good will, and that any breach of the terms of this section is a material breach of this agreement.

OPTION TO TERMINATE ON PERMANENT DISABILITY OF EMPLOYEE

Notwithstanding anything in this agreement to the contrary, employer is hereby given the option to terminate this agreement in the event that during the term hereof employee shall become permanently disabled, as the term “permanently disabled” is hereinafter fixed and defined.  Such option shall be exercised by employer giving notice to employee by registered mail, addressed to him or her in care of employer at the above stated address, or at such other address as employee shall designate in writing, of its intention to terminate this agreement on the last day of the month during which such notice is mailed.

On the giving of such notice this agreement and the term hereof shall cease and come to an end on the last day of the month in which the notice is mailed, with the same force and effect as if such last day of the month were the date originally set forth as the termination date.  For purposes of this agreement, employee shall be deemed to have become permanently disabled if, during any year of the term hereof, because of ill health, physical or mental disability, or for other causes beyond his or her control, he or she shall have been continuously unable or unwilling or have failed to perform his or her duties hereunder for thirty (30) consecutive days, or if, during any year of the term hereof, he or she shall have been unable or unwilling or have failed to perform his or her duties for a total period of thirty (30) days, whether consecutive or not.  For the purposes hereof, the term “any year of the term hereof” is defined to mean any period of 12 calendar months commencing on the first day of January and terminating on the last day of December of the following year during the term hereof.

DISCONTINUANCE OF BUSINESS AS TERMINATION OF EMPLOYMENT

Anything herein contained to the contrary notwithstanding, in the event that employer shall discontinue operations at the premises mentioned above, then this agreement shall cease and terminate as of the last day of the month in which operations cease with the same force and effect as if such last day of the month were originally set forth as the termination date hereof..

EMPLOYEE’S COMMITMENTS BINDING ON EMPLOYER ONLY ON WRITTEN CONSENT

Employee shall not have the right to make any contracts or other commitments for or on behalf of employer without the written consent of the employer.

CONTRACT TERMS TO BE EXCLUSIVE

This written agreement contains the sole and entire agreement between the parties, and supersedes any and all other agreements between them.  The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this agreement or any representations inducing the execution and delivery hereof except such representations as are specifically set forth herein, and each party acknowledges that he, she or it has relied on his, her or its own judgment in entering into the agreement.  The parties further acknowledge that any statements or representations that may have heretofore been made by either of them to the other are void and of no effect and that neither of them has relied thereon on connection with his, her or its dealings with the other.

WAIVER OR MODIFICATION INEFFECTIVE UNLESS IN WRITING

No waiver or modification of this agreement or of its covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith.  Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.  The provisions of this paragraph may not be waived except as herein set forth.

CONTRACT GOVERNED BY LAW

This agreement and performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the laws of the State of Montana.

BINDING EFFECT OF AGREEMENT

This agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors, and assigns.

Executed on the date first above written.

/s/ John Gandolfo	/s/ Guy Cook

“Employee”	“Employer”

Additional Benefits as outlined in the employee manual:

Exhibit A
Stock Option Grant Agreement